Exhibit 99.1

ASTROTECH SUBSIDIARY AND CLEVELAND CLINIC EXPAND BREATH

ANALYSIS STUDY TO DETECT MULTIPLE DISEASES

Austin, Texas – June 23, 2022

Astrotech Corporation’s (NASDAQ: ASTC) subsidiary, BreathTech Corporation, announced today that it has amended its Joint Development and Option Agreement with Cleveland Clinic to include additional areas of focus. Under the amended agreement, ongoing work around development of a rapid breath test for COVID-19 will be expanded to utilize BreathTech’s core mass spectrometry technology to screen for a variety of diseases spanning the entire body. The project will focus on detecting bloodstream infections, respiratory infections such as influenza types A and B and respiratory syncytial virus (RSV), carriage of Staphylococcus aureus, and Clostridioides difficile (C. diff) infections.

Raed A. Dweik, MD, Chair of Cleveland Clinic Respiratory Institute, will continue to lead the study. Dr. Dweik and his research team were among the first to identify that unique volatile organic compounds (VOC) metabolites in the breath can be used to detect certain diseases. The researchers have successfully identified and published studies regarding the unique VOC metabolites associated with heart failure, pulmonary arterial hypertension, and liver disease.

“We are thrilled with the opportunity to expand the scope of our work to advance the technology to detect additional disease indicators using breath. We have been working diligently since the COVID-19 pandemic began to refine our mass spectrometry technology to be able to screen for COVID-19 and now we’re expanding those efforts to include other illnesses,” stated Thomas B. Pickens III, Chief Executive Officer of BreathTech.

“While our original goal focused on detecting coronavirus, we now agree that we should expand the study to identify markers of bacterial infections like Staphylococcus aureus and Clostridiodes difficile, as well as other types of viral infections like influenza and RSV, just to name a few. We believe that this technology has the potential to enhance medical diagnoses across the globe," added Dr. Karim Sirgi, Chief Science Officer of BreathTech.

About Astrotech

Astrotech (NASDAQ: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB is developing chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to provide early detection of lung diseases. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

About BreathTest-1000™

This press release contains information about our new product under development, BreathTest-1000. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. In addition, FDA approval will be required to market BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for BreathTest-1000 will be granted on a timely basis or at all.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the severity and duration of the COVID-19 pandemic and its impact on the U.S. and worldwide economy, the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Jaime Hinojosa, Chief Financial Officer, Astrotech Corporation, (512) 485-9530